EXHIBIT 21 TO FORM 10-K
UMB FINANCIAL CORPORATION
Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Organization
Missouri Banks UMB Bank, n.a. (Kansas City)	U.S.
UMB Bank, Warsaw	Missouri
Colorado Bank UMB Bank Colorado, n. a.	U.S.
Kansas Bank UMB National Bank of America	U.S.
Nebraska Bank UMB Bank Omaha, n.a.	U.S.
Subsidiaries UMB Community Development Corporation	Missouri
UMB Consulting Services, Inc.	Missouri
UMB Properties, Inc.	Missouri
UMB, U.S.A.	Nebraska
United Missouri Insurance Company	Arizona
Sunstone Financial Group, Inc.	Wisconsin